Exhibit 99.1

PRESS RELEASE

Tranzyme Pharma Secures Additional $9.3 Million Debt Financing

RESEARCH TRIANGLE PARK, NC (February 1, 2012) — Tranzyme Pharma (NASDAQ: TZYM) today announced that it received an additional net $9.3 million in term loan proceeds through an amendment and restatement of its existing debt financing facility with Oxford Finance LLC and Horizon Technology Finance Corporation (NASDAQ: HRZN).

“We expect to file the NDA for our intravenous drug, ulimorelin, during Q4 2012, and have top-line Phase 2b data for our oral drug, TZP-102, by the end of 2012,” said Vipin K. Garg, Ph.D., President and CEO of Tranzyme. “Based on our current operating plan, we anticipate this financing will extend our cash runway into Q4 2013, and provide us additional flexibility to meet our strategic objectives.”

After using a portion of the new proceeds to pay off a portion of the Company’s existing debt, the Company has $20 million in outstanding debt. The terms of the amended notes provide that the Company will pay interest only through February 2013.

About Tranzyme Pharma

Tranzyme Pharma is a late-stage biopharmaceutical company focused on discovering, developing and commercializing novel, mechanism-based therapeutics for the treatment of upper gastrointestinal (GI) motility disorders. While approximately 20 percent of adults worldwide are affected by these persistent and recurring conditions which disrupt the normal movement of food throughout the GI tract, currently there are a limited number of safe and effective treatment options. Tranzyme is developing an intravenous drug, ulimorelin, for patients in acute (hospital-based) settings, as well as an oral drug, TZP-102, for chronic conditions. Ulimorelin is currently in Phase 3 clinical trials and TZP-102 is currently in Phase 2b clinical trials. Together these product candidates target a significant underserved market. By leveraging its proprietary drug discovery technology, Tranzyme is committed to pursuing first-in-class medicines to address areas of significant unmet medical needs.

Further information about Tranzyme Pharma can be found on the Company’s web site at www.tranzyme.com.

About Oxford Finance LLC

Oxford Finance is a specialty finance firm providing senior secured loans to public and private life sciences and healthcare services companies worldwide. For over 20 years, Oxford has delivered flexible financing solutions to its clients, enabling these companies to maximize their equity by leveraging their assets. In recent years, Oxford has originated over $1.5 billion in loans, with lines of credit ranging from $500 thousand to $50 million. Oxford is headquartered in

Alexandria, Virginia, with additional offices in California, Illinois, Massachusetts and North Carolina. For more information visit www.oxfordfinance.com.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Horizon provides secured loans to development-stage companies backed by established venture capital and private equity firms within the technology, life science, healthcare information and services, and clean-tech industries. The investment objective of Horizon Technology Finance is to maximize total risk-adjusted returns by generating current income from a portfolio of directly originated secured loans as well as capital appreciation from warrants to purchase the equity of portfolio companies. Headquartered in Farmington, CT, with a regional office in Walnut Creek, CA, Horizon is externally managed by its investment advisor, Horizon Technology Finance Management LLC. To learn more, please visit horizontechnologyfinancecorp.com.

Forward-Looking Statements

Statements in this press release may include statements which are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, which are usually identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions. We intend these forward-looking statements, including without limitation, those statements relating to the expected timing of our NDA filing for ulimorelin, the expected timing for receipt of Phase 2b data for our TZP-102 clinical trial and our cash projections, to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, risks related to enrollment and successful completion of our trials, risk of unforeseen side effects, risks related to our collaborations and risks related to regulatory approval of new drug candidates. Further information on these and other factors that could affect the company’s financial results is contained in our public filings with the Securities and Exchange Commission (SEC) from time to time, including our Form 10-Q which was filed with the SEC on November 10, 2011, and subsequent filings with the SEC. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Corporate Inquiries:
Susan P. Sharpe
Director, Corporate Communications
(919) 474-0020 x1009
ssharpe@tranzyme.com

Investor Inquiries:
David Carey
Lazar Partners, Ltd.
(212) 867-1768
dcarey@lazarpartners.com